New Mountain Finance Advisers, L.L.C. 1633 Broadway, 48th Floor New York, New York 10019 February 21, 2025 Mr. John R. Kline President and Chief Executive Officer New Mountain Finance Corporation 1633 Broadway, 48th Floor New York, New York 10019 Re: Waiver of Base Management Fee Dear Mr. Kline: Reference is hereby made to the Investment Advisory and Management Agreement by and between New Mountain Finance Corporation (“Company”) and New Mountain Finance Advisers, L.L.C. (the “Adviser”) dated May 8, 2014 (the “Investment Management Agreement”), as amended by Amendment No. 1 thereto on November 1, 2021, and as amended by Amendment No. 2 on January 29, 2025 (“Amendment No. 2”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Investment Management Agreement. Pursuant to Amendment No. 2, Section 3 of the Investment Management Agreement was amended and restated for the sole purpose of reducing the Base Management Fee from 1.40% of the Company’s gross assets to 1.25% of the Company’s gross assets. No other changes were made to the Investment Management Agreement. Pursuant to this fee waiver letter (the “Fee Waiver Letter”), and for the avoidance of any doubt, the Adviser agrees to waive an amount of the Base Management Fee that it may have been entitled to under the Investment Advisory Agreement for the period of January 1, 2025 through January 28, 2025, that would be in excess of an annual rate of 1.25% of the Company’s gross assets, as presented in the Company’s consolidated financial statements prepared in conformity with GAAP, less cash and cash equivalents. This Fee Waiver Letter does not change the calculation of the incentive fees payable under the Investment Management Agreement. [Signature page to follow] Docusign Envelope ID: E7B02D8F-B49A-4E6F-8259-DF905EA961E3 Sincerely yours, New Mountain Finance Advisers, L.L.C. By: Name: Adam B. Weinstein Title: Authorized Signatory Docusign Envelope ID: E7B02D8F-B49A-4E6F-8259-DF905EA961E3